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                                                                    Exhibit 10.5

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of the 15th day of March, 1994, by Ascent Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 9 Linnell Circle, Billerica, MA 01821 (the "Company"), and Emmett Clemente, residing at 23 Loading Place Road, Manchester, MA 01944 (the "Executive").

         The Company desires to employ the Executive, and the Executive desires to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

         1. Term of Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing as of March 16, 1994 (the "Commencement Date") and ending on March 15, 1999, unless sooner terminated in accordance with the provisions of Section 4 (such period, as it may be extended, the "Employment Period").

         2. Title; Capacity. The Executive shall serve as President and Chief Executive Officer of the Company. The Executive shall be based at the Company's headquarters in Billerica, Massachusetts, or such place or places within 50 miles of Billerica, Massachusetts, as the Board of Directors of the Company (the "Board") shall determine. The Executive shall be subject to the direction of, and shall have such authority as is delegated to him by, the Board.

         The Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board

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shall from time to time reasonably assign to him. The Executive agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

         3. Compensation and Benefits.

                  3.1. Salary and Bonus. The Company shall pay the Executive, in equal monthly installments on the last day of each month (prorated in the case of any partial months), an annual base salary of $170,000. The Board will reevaluate such base salary on an annual basis and may increase (but not decrease) such base salary as and to the extent it deems appropriate. The Executive also shall be entitled to an annual bonus of up to 30% of base salary if certain performance criteria established by the Board as to each year (within 120 days after the beginning of such year) are satisfied; provided, however, that the Board shall consider annual bonus payments to the Executive in an amount greater than 30% of base salary for such years, if any, in which the Company achieves break-even cash flow.

                  3.2 Fringe Benefits. The Executive shall be entitled to participate in all benefit programs that the Company establishes and makes available to its employees to the extent that the Executive's position, tenure, salary, age, health and other qualifications make him eligible to participate. The Executive shall be entitled to four weeks' paid vacation per year.

                  3.3 Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under

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this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request, provided, however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Board.

                  3.4 Life Insurance. The Company shall maintain a term life insurance policy insuring the life of the Executive in an amount equal to three times the then applicable base salary of the Executive, naming the Executive's wife or such other individual as the Executive may identify as the beneficiary of such policy.

                  3.5 Stock Options. The Board shall consider, as part of the Executive's annual compensation review, the grant of additional stock options to the Executive (each an "Additional Grant") covering such number of shares of the Company's common stock, if any, as the Board determines to be appropriate in its sole discretion (but acknowledging that a target number for consideration shall be at least 10,000 shares per annum, subject to appropriate adjustment in the event of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar event). Any such Additional Grant shall be made on the same terms, except for exercise price and number of shares, as the terms of the option grant made pursuant to the Incentive Stock Option Agreement, dated February 25, 1993, between the Company and the Executive, as amended, and shall be made subject to the terms of the Company's 1992 Equity Incentive Plan, as amended, and pursuant to a duly executed option agreement; provided, however, that an Additional Grant shall only qualify as an incentive stock option to the extent permissible under the Internal Revenue Code and the regulations promulgated thereunder.

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         4. Employment Termination. The employment of the Executive by the
Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

                  4.1 Expiration of the Employment Period in accordance with
Section 1;

                  4.2 At the election of the Company, for cause, immediately upon written notice by the Company to the Executive. For the purposes of this
Section 4.2, cause for termination shall be deemed to exist upon (a) a good faith finding by the Board of failure of the Executive to perform his assigned duties for the Company after written notice from the Company and a 30-day opportunity to cure such failure, dishonesty, gross negligence or misconduct, or
(b) the conviction of the Executive (which is not subject to further appeal) of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any crime involving moral turpitude or any felony;

                  4.3 Thirty days after the death or disability of the Executive. As used in this Agreement, the term "disability" shall mean the inability of the Executive, due to a physical or mental disability, for a period of 90 consecutive days during any 360-day period to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties;

                  4.4 At the election of the Company, upon not less than 180 days' prior written notice of termination to the Executive; or


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                  4.5 At the election of the Executive, upon not less than 180 days' prior written notice to the Company.

         5. Effect of Termination.

                  5.1 Termination for Cause or by the Executive Without Cause. In the event the Executive's employment is terminated by the Company for cause pursuant to Section 4.2 or by the Executive pursuant to Section 4.5, the Company shall pay to the Executive the compensation and benefits otherwise payable to him under Sections 3.1 (other than any bonus in respect of the year in which such termination takes place), 3.2, and 3.3 through the last day of his actual employment by the Company.

                  5.2 Termination Without Cause by the Company.

                           (a) Subject to the limitations contained in Section
5.2(c):

                                    (i) In the event that the Executive's
employment is terminated by the Company pursuant to Section 4.4, and the effective date of such termination (the "Effective Termination Date") is prior to March 16, 1997, for the 18 months following the Effective Termination Date, on the last day of each month, the Company shall pay to the Executive, as severance, an amount equal to one-twelfth (1/12) of the Executive's base salary in effect immediately prior to the Effective Termination Date.

                                    (ii) In the event that the Executive's
employment is terminated by the Company pursuant to Section 4.4, and the Effective Termination Date is on or after March 16, 1997, for the 12 months following the Effective Termination Date, on the last day of each month, the Company shall pay to the Executive, as severance, an amount equal to one twelfth

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(1/12) of the Executive's base salary in effect immediately prior to the
Effective Termination Date.

                           (b) In the event that the Executive's employment is
terminated by the Company pursuant to Section 4.4, in addition to any severance payment due under Subparagraphs (a) (i) or (a) (ii) of this Section 5.2, the Company shall (x) pay to the Executive the compensation and other benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company and (y) maintain in effect for the benefit of the Executive or his designated beneficiaries, as the case may be, and pay for all health, life, disability and other types of insurance which the Executive had the benefit of as of the Effective Termination Date (the "Benefit Coverages"), for a period of 18 months following the Effective Termination Date.

                           (c) In the event that the Executive, following the
termination of his employment pursuant to Section 4.4, becomes employed by a new employer during the period when he is entitled to receive severance payments under Section 5.2(a) and/or Benefit Coverages from the Company, (i) the severance payments provided by Section 5.2(a) above shall be reduced dollar-for-dollar by the amount of compensation earned by the Executive in connection with such new employment during the period in which severance payments under Section 5.2(a) are due and payable to the Executive; and (ii) the Company shall be entitled to terminate the provision of the Benefit Coverages to the extent that substantially comparable benefit coverages are provided by such new employer. For the purposes of this Section 5.2, employment with another employer shall be deemed to include self-employment, provided, however, that the performance of consulting services for less than 20 hours per week shall not constitute self-employment.

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                  5.3 Termination for Death or Disability. If the Executive's
employment is terminated by death or because of disability pursuant to Section 4.3, the Company shall pay to the estate of the Executive or to the Executive, as the case may be, the compensation and benefits otherwise payable pursuant to Sections 3.1, 3.2, 3.3 and 3.4 which would otherwise be payable to the Executive up to the end of the month in which the termination of his employment because of death or disability occurs.

                  5.4 Survival. The provisions of Sections 6 and 7 shall survive the termination of this Agreement.

         6. Non-Compete.

                           (a) During the Employment Period and for a period of
                               (i) one year after the termination or expiration
of the Employment Period if the Employment Period has a duration of less than one year and (ii) two years in all other cases, the Executive will not:

                                    (i) as an individual proprietor, partner,
stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in the business of developing, producing, marketing or selling products of the kind or type developed or being developed, produced, marketed or sold by the Company while the Executive was employed by the Company; or

                                    (ii) recruit, solicit or induce, or attempt
to induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company; or

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                                    (iii) solicit, divert or take away, or
attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by the Executive while employed by the Company.

                           (b) If any restriction set forth in this Section 6 is
found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

                           (c) The restrictions contained in this Section 6 are
necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 6 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

         7. Proprietary Information and Developments.

                  7.1 Proprietary Information.

                           (a) Executive agrees that all information and
know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company's business or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds,

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projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists. Executive will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Executive.

                           (b) Executive agrees that all files, letters,
memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company.

                           (c) Executive agrees that his obligation not to
disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive in the course of the Company's business.

                  7.2 Developments.

                           (a) Executive will make full and prompt disclosure to
the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others during his employment by the

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Company, whether or not during normal working hours or on the premises of the
Company (all of which are collectively referred to in this Agreement as "Developments").

                           (b) Executive agrees to assign and does hereby assign
to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this
Section 7(b) shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Executive not during normal working hours, not on the Company's premises and not using the Company's tools, devices, equipment or Proprietary Information.

                           (c) Executive agrees to cooperate fully with the
Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. Nothing in this Section 7.2(c) shall be construed as requiring the Executive to make any out-of-pocket expenditure without reimbursement from the Company.

                  7.3 Other Agreements. Executive hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the

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business of such previous employer or any other party. Executive further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

         8. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.

         9. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

         10. Entire Agreement. This Agreement constitutes the entire agreement between the parties and superseded all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

         11. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

         12. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws principles.

         13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with

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which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

         14. Miscellaneous.

                  14.1 No delay or omission by the Company or by the Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or by the Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

                  14.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

                  14.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

                  14.4 The Company shall pay the reasonable fees and disbursements of counsel to the Executive in connection with this Agreement, up to a maximum of $5,000.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

                                               ASCENT PHARMACEUTICALS, INC.



                                               By:/s/ Henry Barber
                                                  -----------------------------
                                                 Title: Henry Barber, Treasurer



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                                               EXECUTIVE


                                               /s/ Emmett Clemente
                                               -------------------
                                               Emmett Clemente



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